Exhibit 10.1

OSG	Overseas Shipholding Group Inc.
__________________________________________________________________________________________________

666 Third Avenue New York, NY 10017 www.osg.com	Tel: 212 578 1900 Fax: 212 251 1170 E-mail: marntzen@osg.com	Morten Arntzen President & Chief Executive Officer

As of June 15, 2012

Myles Itkin
c/o OSG
666 Third Avenue
New York, New York 10017

Dear Myles:

As you know, Overseas Shipholding Group, Inc. (the “Company”) continues to face challenges to its business resulting from the downturn in recent years of the global shipping industry.  Given your position as Executive Vice President and Chief Financial Officer of the Company, you are key to the Company’s business and your continued employment is important to the Company’s future success.

To encourage your continued employment with the Company, the Company wishes to offer you a one-time lump sum cash retention bonus in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), less applicable tax withholdings (the “Retention Bonus”), subject to the terms set forth in this letter agreement (this “Agreement”).  The Retention Bonus will be paid to you on (or about) June15, 2012.  You hereby agree that if prior to June15, 2014, you are terminated by the Company for Cause or resign without Good Reason, then you will repay the full gross amount of the Retention Bonus to the Company within thirty (30) days following the date of such termination or resignation.  In addition to the foregoing, you hereby agree that any such repayment obligation may be satisfied at the Company’s election by offsetting any or all of such repayment obligation by amounts otherwise then due to you from the Company, other than from any amounts then due to you from the Company that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.  For the avoidance of doubt, the forgoing repayment obligation will not apply upon a termination of your employment due to your death or a termination of your employment by the Company due to your Disability.  For the purposes of this letter, the terms “Cause”, “Disability” and “Good Reason” will have the meanings assigned thereto under the Change of Control Protection Agreement between you and the Company, entered into as of January 1, 2012.

This Agreement is not an agreement of employment and does not guarantee that the Company will employ you for any specific time period, nor does it modify in any respect the Company’s right to terminate or modify your employment or compensation.  The Retention Bonus will not be treated as compensation for purposes of computing benefits or considered for purposes of determining the availability or amount of any benefit under any benefit plan of the Company.  This Agreement constitutes the entire understanding and agreement of the parties regarding the subject matter herein and supersedes all prior discussions, negotiations, correspondence, communications, understandings and agreements between the parties relating to subject matter hereof.  No amendment, waiver, modification or change of any provision of this Agreement will be valid unless in writing and signed by the parties hereto.  This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.

This Agreement will be null and void if it is not executed and delivered by you on or prior to June 15, 2012.  Please feel free to contact me if you have any questions.

Sincerely,
/s/Morten Arntzen
Morten Arntzen
President and Chief Executive Officer

Accepted and Agreed By:

/s/Myles Itkin
Myles Itkin
Date:  June 14, 2012